Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

June 10, 2021

Tailwind Acquisition Corp.

1545 Courtney Avenue
Los Angeles, CA 90046

Ladies and Gentlemen:

We are acting as special counsel to Tailwind Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus, originally filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2021 (File No. 333-254729), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

In connection with the transactions contemplated by that certain Business Combination Agreement, dated March 1, 2021 (the “Business Combination Agreement”), by and among the Company, Compass Merger Sub, Inc., a Delaware coroporation and wholly-owned subsidiary of Tailwind (“Merger Sub”), QOMPLX, Inc., a Delaware corporation (“QOMPLX”), and Rationem, LLC, a Delaware limited liability company, in its capacity as the representative of the stockholders of QOMPLX, the Company is expected to issue 85,500,000 shares of its Class A common stock, par valuw $0.0001 per share (the “Common Stock”). Such shares of Common Stock, when issued in accordance with the Business Combination Agreement, are referred to herein as the “Merger Shares” and the issuance of the Merger Shares is referred to herein as the “Issuance.”

Pursuant to the Business Combination Agreement (i) the certificate of incorporation and bylaws of the Company will be amended and restated; and (ii) Merger Sub will merge with and into QOMPLX, with QOMPLX as the surviving company, and after giving effect to such merger, continuing as a wholly- owned subsidiary of the Company (the “Merger”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Business Combination Agreement attached to the Registration Statement as Annex A and filed as Exhibit 2.1 to the Registration Statement, (ii) the merger certificate prepared pursuant to the Business Combination Agreement and to be filed with the Secretary of State of the State of Delaware (the “Secretary”) prior to the Issuance (the “Merger Certificate”), (iii) the form of the second amended and restated certificate of incorporation of the Company attached to the Registration Statement as Annex B and filed as Exhibit 3.4 to the Registration Statement and to be filed with the Secretary prior to the Issuance (the “Charter”), (iv) the amended and restated Bylaws of the Company attached to the Registration Statement as Annex C and filed as Exhibit 3.5 to the Registration Statement (the "Bylaws"), (v) resolutions of the board of directors of the Company with respect to the Issuance (the “Resolutions”), and (vi) the Registration Statement.

Tailwind Acquisition Corp.

June 10, 2021

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Merger Certificate has been filed with and accepted by the Secretary, (ii) the Bylaws are adopted by the board of directors of the Company, (iii) the Charter is validly adopted and filed with the Secretary, (iv) the certificate evidencing the Merger Shares have been duly executed and authenticated in accordance with the provisions of the Business Combination Agreement and duly delivered to the stockholders of QOMPLX in exchange for their equity securities of QOMPLX and (v) the Registration Statement becomes effective under the Act, the Merger Shares will be duly authorized and validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Offering.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Tailwind Acquisition Corp.

June 10, 2021

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP